Exhibit 10.2

FDCTECH, INC. BOARD OF DIRECTORS AGREEMENT

This BOARD OF DIRECTORS AGREEMENT (“Agreement”) is entered into by and between FDCTECH, INC., a Delaware corporation (the “Company”), and Dena Lauren Decker (the “Director”), and provides for director services according to the following terms and conditions. This Agreement is dated as of the date set forth on the signature page hereto (the “Execution Date”).

I. Effective Date; Conditions Precedent.

a. Effective Date.

Notwithstanding the Execution Date, this Agreement shall become effective, and the compensation provisions of Section VI shall commence, only upon the date (the “Effective Date”) on which the Company’s common stock is approved for listing on a national securities exchange, specifically The Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange (“NYSE”, and together with Nasdaq, a “National Exchange”), and all conditions to such approval other than commencement of trading have been satisfied, such date to be certified in writing by the Company to the Director. The Company shall deliver such certification within three (3) business days after such conditions are satisfied; if the Company fails to do so, the Effective Date shall be the date on which such conditions were in fact satisfied. If the Company has not been approved for listing on a National Exchange on or before the date that is twenty-four (24) months following the Execution Date (or such later date as the parties may mutually agree in writing), this Agreement shall automatically terminate and be of no further force or effect, and neither party shall have any liability or obligation to the other hereunder; provided, however, that notwithstanding anything herein to the contrary, Section II, Section V-A, Section VII, Section XI and Exhibits A and B hereto, together with Schedule 1 and Schedule 2 hereto, shall become effective on the Execution Date (and not the Effective Date), and shall survive and apply with respect to any services actually rendered by, and any information furnished to, the Director prior to such termination. Any compensation earned or accrued by the Director prior to such termination shall remain due and payable notwithstanding such termination. Only the compensation provisions of Section VI are conditioned upon the occurrence of the Effective Date.

b. Commencement of Board Service; Compensation Upon Early Appointment.

The Director’s service as a member of the Board shall not commence prior to the Effective Date unless the Company appoints, and the Director expressly accepts appointment to, the Board at an earlier date, and the Director shall be under no obligation to accept any such earlier appointment. If the Company appoints the Director to the Board prior to the Effective Date and the Director accepts such appointment (the date of such appointment, the “Early Appointment Date”), then, notwithstanding Section I(a), the compensation provisions of Section VI shall commence on the Early Appointment Date rather than the Effective Date, and each reference in Section VI to the Effective Date shall be deemed to refer to the Early Appointment Date.

II. Diligence and Information Review Window; Restatement Briefing

a. Review Periods; Right to Resign.

For a period of thirty (30) days immediately following the later of (i) the Execution Date and (ii) the date on which the Company has both delivered to the Director the Company Disclosure Schedule required by Section V-A and completed the Restatement and Remediation Briefing required by Section II(b) (such period, the “Initial Review Period”), and for a further period of thirty (30) days immediately following the Effective Date (the “Listing Review Period”, and each of the Initial Review Period and the Listing Review Period, a “Review Period”), the Company shall provide the Director with full access to review all proprietary, privileged, financial, operational, and material corporate information of the Company. If, during or at the expiration of either Review Period, the Director determines in her sole discretion that remaining on the Board, or accepting or continuing appointment to the Board, is not advisable due to undisclosed liabilities, governance concerns, internal control deficiencies, restatements or non-reliance determinations, regulatory proceedings, or material facts, the Director shall have the right to resign, or to decline to accept or to stand for appointment or election, immediately upon written notice to the Company without penalty, liability, or breach. In the event of such resignation, (i) the Cash Fee for the then-current annual period shall be prorated on a daily basis through the effective date of resignation, and the Director shall promptly repay to the Company any portion of the Cash Fee previously paid in excess of such prorated amount, and (ii) all indemnification, advancement, and D&O insurance protections set forth in Section VII and Exhibit B shall survive and remain in full force and effect with respect to the Director’s period of service. Clause (i) of the preceding sentence shall not apply, and the Director shall retain all compensation earned, accrued, granted or vested without proration, forfeiture or repayment, where the resignation follows a breach by the Company of Section V-A or Section VII(c).

FDCTech, Inc. — Board of Directors Agreement — Page 1 of 18

b. Restatement, Internal Control and Remediation Briefing.

Within thirty (30) days following the Execution Date, and in all events before the Initial Review Period begins, the Company shall, at its sole cost and expense, provide the Director with a complete briefing (the “Restatement and Remediation Briefing”) by the Company’s Chief Executive Officer, Chief Financial Officer and independent registered public accounting firm, and, at the Director’s request, by the Company’s outside securities counsel, covering: (i) each restatement of the Company’s previously issued financial statements and each determination of non-reliance made pursuant to Item 4.02 of Form 8-K, together with each accounting error, adjustment, reclassification and audit adjustment underlying the same; (ii) each material weakness and significant deficiency in internal control over financial reporting identified by the Company or its auditors, and the Company’s written remediation plan, milestones, owners, timeline and current status; (iii) each dismissal, resignation or replacement of any independent registered public accounting firm during the preceding three (3) years, the reasons therefor, and any disagreement on accounting or auditing matters; (iv) each Existing Claim and Pre-Agreement Matter, together with the Company’s assessment of exposure, reserves and insurance coverage with respect thereto; (v) all comment letters, subpoenas, information requests, examinations or inquiries received from the SEC, any National Exchange or any other governmental, regulatory or self-regulatory authority, and the Company’s responses; and (vi) all related party transactions, balances, loans and guarantees. The Company shall furnish such supporting documentation as the Director reasonably requests.

The Restatement and Remediation Briefing, the materials furnished, the questions raised by the Director and the responses given shall be recorded in the minutes of the Board (or of the Audit Committee), and a copy of such minutes shall be furnished to the Director promptly following approval. The Director shall not be required to approve, sign or authorize the filing of any registration statement, periodic report or other document filed with the SEC until the Director is reasonably satisfied that she has received the information and documentation reasonably necessary to establish a due diligence defense under Section 11 of the Securities Act of 1933, as amended; provided that the Director shall notify the Company in writing of the specific information or documentation she requires, and the Company shall have ten (10) business days to furnish the same. No good-faith exercise of the Director’s rights under this paragraph shall constitute a breach of this Agreement or a basis for any adverse action against the Director.

III. Services Provided

The Director agrees, subject to the Director’s continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services required of a director under the Company’s certificate of incorporation and bylaws, as each may be amended from time to time (“Charter Documents”) and under the Delaware General Corporation Law (the “DGCL”), the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the National Exchange or other stock exchange or quotation system on which the Company’s securities may be traded from time to time. The Director will also serve on one or more committees of the Board as they and the Board shall mutually agree.

IV. Nature of Relationship

a. The Director is an independent contractor and will not be deemed an employee of the Company for any purposes by virtue of this Agreement. The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation she earns under this Agreement. The Director shall not, in her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf without appropriate Board action.

b. The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each Board and committee meeting, copies of minutes of meetings, and any other materials that are required under the Company’s Charter Documents or the charter of any committee of the Board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

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V. Director’s Representations and Warranties

a. The Director represents and warrants that no other party has exclusive rights to her services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of her participation on the Board. The Director also represents, warrants, and covenants that so long as the Director serves on the Board, the Director will not enter into another agreement that will create a conflict of interest with this Agreement or the Company. The Director further represents, warrants, and covenants that she will comply with the Company’s Charter Documents, policies and guidelines, all applicable laws and regulations, including Sections 10(b), 13(d) and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing rules of the National Exchange on which the Company’s securities are listed; that if the Board designates her as an independent director, she shall promptly notify the Board of any circumstances that may potentially impair her independence as a director of the Company; and that she shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to her in connection with her status as a director or director nominee of the Company or the services requested under this Agreement.

b. Throughout the term of this Agreement, the Director agrees she will not, without obtaining the Company’s prior written consent, directly or indirectly engage in competitive employment, provide executive management services to, or make direct private equity investments in any business entity that directly competes with the Company’s Primary Business (as defined below); provided, however, that nothing in this Agreement shall prohibit, restrict, or limit the Director from (i) holding, purchasing, or selling passive investments in publicly traded securities, public equities, or financial institutions (including, without limitation, holding accounts with or purchasing securities of public companies such as Bank of America, JPMorgan Chase & Co., or other publicly traded companies, mutual funds, or index funds operating within the finance sector but not directly competing with the Company) representing less than five percent (5%) of the outstanding voting stock of any such entity, or (ii) continuing to serve as a director, officer, advisor, member, manager, partner or trustee of any entity set forth on Schedule 2 (Director’s Existing Positions) attached hereto and incorporated herein, which Schedule the parties agree constitutes disclosure to the Board in writing prior to the Execution Date for all purposes of this Agreement, and serving as a director of any other entity affiliated with the Company to which the Board has consented in writing after determining that such service would not impair the Director’s independence under Rule 5605(a)(2) of the Nasdaq listing rules (or the analogous rule of any other National Exchange on which the Company’s securities are listed) or any applicable rule of the SEC; provided that the Director shall not serve as an officer or employee of the Company or any of its affiliates.

c. Definition of Primary Business. For purposes of this Agreement, “Primary Business” means, collectively, (i) the development, licensing, hosting and support of proprietary trading, brokerage and back-office technology platforms (including the Condor trading platform and its successors), and (ii) the ownership and operation of regulated retail foreign exchange, contract-for-difference and securities brokerage businesses and wealth management businesses, in each case only as actually conducted by the Company and its subsidiaries as of the Execution Date and as described in the Company’s most recent Annual Report on Form 10-K (as amended and restated) filed prior to the Execution Date. “Primary Business” does not include any business line, product, service, customer segment or geography that the Company or any subsidiary may enter after the Execution Date unless the Director has consented in writing to its inclusion. No entity shall be deemed to “directly compete” with the Primary Business unless it derives more than twenty percent (20%) of its consolidated revenue from activities falling within the Primary Business.

V-A. Company’s Representations, Warranties and Covenants

a. Company Disclosure Schedule.

Within thirty (30) days following the Execution Date, the Company shall deliver to the Director a written disclosure schedule (the “Company Disclosure Schedule”), to be attached hereto as Schedule 1 and certified by the Company’s Chief Executive Officer and Chief Financial Officer, setting forth a complete and accurate list and description of: (i) each Existing Claim and each other litigation, claim, action, suit, arbitration, mediation, investigation, proceeding, hearing or inquiry pending or, to the Company’s knowledge, threatened against the Company, any of its subsidiaries, or any of their respective present or former directors or officers in their capacity as such; (ii) each investigation, subpoena, information request, comment letter, examination, administrative penalty or inquiry from the SEC, any National Exchange, the Financial Industry Regulatory Authority, the Malta Financial Services Authority, the Financial Intelligence Analysis Unit of Malta, the United Kingdom Financial Conduct Authority, the Australian Securities and Investments Commission, the Cyprus Securities and Exchange Commission, or any other governmental, regulatory or self-regulatory authority having jurisdiction over the Company or any subsidiary; (iii) each restatement of, and each determination of non-reliance with respect to, the Company’s previously issued financial statements; (iv) each material weakness and significant deficiency in internal control over financial reporting and the status of remediation; (v) each change in the Company’s independent registered public accounting firm during the preceding three (3) years and any disagreement with any such firm on accounting or auditing matters; (vi) all related party transactions, balances, loans and guarantees involving the Company and any officer, director or holder of five percent (5%) or more of its voting securities; (vii) all outstanding judgments, consent decrees, settlements, administrative penalties or regulatory undertakings binding on the Company or any subsidiary; and (viii) each event that would be required to be disclosed under Item 401(f) of Regulation S-K with respect to any present director or executive officer of the Company.

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b. Representations and Warranties.

The Company represents and warrants to the Director, as of the Execution Date and again as of the date the Company Disclosure Schedule is delivered, that: (i) the Company Disclosure Schedule is true, complete and correct in all material respects and omits no matter required to be disclosed thereon; (ii) other than as set forth on the Company Disclosure Schedule, there is no litigation, claim, action, suit, arbitration, investigation, proceeding, hearing or inquiry pending or, to the Company’s knowledge, threatened against the Company or any subsidiary; (iii) to the Company’s knowledge, after reasonable inquiry, the Company’s filings with the SEC, as amended and restated through the Execution Date, comply in all material respects with the requirements of the federal securities laws and, as so amended and restated, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) the Charter Documents contain no provision that limits, conditions or reduces the indemnification, advancement or insurance rights afforded to the Director under Section VII or Exhibit B, and true and complete copies of the Charter Documents, together with all D&O Insurance policies, binders, applications, endorsements and exclusions, have been furnished to the Director; and (v) the execution, delivery and performance of this Agreement and the Indemnification Agreement have been duly authorized by all necessary corporate action. For the avoidance of doubt, the representation in clause (i) above is given without qualification as to knowledge or materiality and shall govern in the event of any inconsistency with the certification appended to Schedule 1.

c. Continuing Obligation to Update.

The Company shall notify the Director in writing promptly, and in any event within ten (10) business days, of (i) any matter arising after delivery of the Company Disclosure Schedule that would have been required to be disclosed thereon had it existed as of the Execution Date, and (ii) any discovery that any information set forth on the Company Disclosure Schedule was inaccurate or incomplete when delivered.

d. Reliance; Material Inducement.

The Company acknowledges that the Director is entering into this Agreement, and will accept and continue service on the Board, in reliance upon the representations, warranties and covenants set forth in this Section V-A, and that this Section V- A is a material inducement to the Director’s entry into this Agreement. Any breach of this Section V-A shall entitle the Director to resign immediately pursuant to Section II(a) without penalty, liability or breach, and clause (i) of Section II(a) shall not apply to any such resignation.

VI. Compensation

a. Cash Fee. Commencing on the Effective Date, the Company shall pay the Director an annual cash fee of Thirty-Five Thousand U.S. Dollars (US$35,000) per annum (the “Cash Fee”). The Cash Fee for the initial annual period shall be earned and payable in a single lump sum within thirty (30) days following the Effective Date. For each subsequent annual period, the Cash Fee shall be earned and payable in a single lump sum within thirty (30) days following the date of the Company’s annual meeting of stockholders for such period. Notwithstanding the foregoing, in all events each Cash Fee payment, each Committee Chair Premium payment and each payment under Section VI(d) shall be made no later than the fifteenth (15th) day of the third month following the end of the later of the Director’s taxable year or the Company’s taxable year in which the amount is no longer subject to a substantial risk of forfeiture, so that each such payment qualifies as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) and is not treated as nonqualified deferred compensation. The Cash Fee shall be prorated on a daily basis for any partial annual period of service. The Cash Fee shall compensate the Director for all time spent preparing for, traveling to (if applicable), and attending Board or committee meetings. The Director need not submit an invoice to receive the Cash Fee.

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b. [Reserved.]

c. Committee Chair Premium. If, at any time during an annual period, the Director serves as the chairperson of any standing committee of the Board (including, without limitation, the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee), the Company shall pay to the Director, in addition to the Cash Fee, an additional annual cash fee of Fifteen Thousand U.S. Dollars (US$15,000) per chaired committee per annum (the “Committee Chair Premium”). The Committee Chair Premium shall be earned and payable in the same manner and at the same time as the Cash Fee, and shall be prorated on a daily basis for any partial year of service in such chair role. For the avoidance of doubt, if the Director chairs more than one standing committee during a given annual period, the Committee Chair Premium shall be payable with respect to each such committee.

d. Director Certification Award. The Company shall pay the Director (i) a one-time cash award of Seven Thousand Five Hundred U.S. Dollars (US$7,500) upon the Director’s completion of a director professionalism course and attainment of the NACD Directorship Certification (NACD.DC), or of any comparable director certification or credential offered by a nationally recognized corporate governance organization, and (ii) an annual cash award of Two Thousand Five Hundred U.S. Dollars (US$2,500) for each annual period during which the Director holds such certification in good standing, earned and payable at the same time and in the same manner as the Cash Fee and prorated on a daily basis for any partial annual period of service. The awards under this Section VI(d) are in addition to, and shall not reduce or be reduced by, reimbursement of tuition, examination, membership and related program costs under Section VI(g). The Company shall adopt the foregoing as a policy of general application to all non-employee directors of the Company. If the Director ceases to serve on the Board within twelve (12) months following payment of the one-time award under clause (i), the Director shall repay a pro rata portion of such award corresponding to the unserved portion of such twelve-month period; provided that no repayment shall be required where such cessation results from the Director’s death or disability, a failure to be renominated or reelected, a removal without cause, a Change in Control (as defined in the Indemnification Agreement), or a resignation following a breach by the Company of Section V-A or Section VII(c).

e. Travel. If any Board or committee meetings or duties require out-of-town travel exceeding four (4) hours, the Company shall reimburse the Director for business class airfare and hotel accommodations at a four-star or higher rated property, in each case subject to the Company’s travel and expense reimbursement policies as in effect from time to time; provided that no such policy shall reduce the class of air travel or hotel accommodation specified in this Section VI(e) without the Director’s prior written consent.

f. Payment. The Company shall pay the Cash Fee as set forth in Section VI(a). Invoices for travel and other reimbursable expenses under Section VI(e) and Section VI(g) shall be submitted by the Director with receipts attached and must be approved as to form and completeness by the Chairperson of the Board or the chairperson of the Audit Committee (or, if neither position is then filled, or if the Director then holds the position that would otherwise approve such invoices, by the Company’s Chief Executive Officer or Chief Financial Officer).

g. Expenses. During the term of this Agreement, the Company will reimburse the Director for reasonable business-related expenses approved by the Company in advance, such approval not to be unreasonably withheld; provided that tuition, examination, membership and related costs of director education and certification programs, together with related travel and lodging, are hereby pre-approved up to Ten Thousand U.S. Dollars (US$10,000) per annum and require no further approval. Invoices for such expenses, with receipts attached, shall be submitted as set forth in Section VI(f).

h. Clawback. Notwithstanding anything in this Agreement to the contrary, all compensation payable or paid under this Section VI (including the Cash Fee, the Committee Chair Premium and the Director Certification Award) shall be subject to (i) the Company’s clawback or compensation recovery policy as in effect from time to time, including any such policy adopted pursuant to Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and Rule 5608 of the Nasdaq listing rules (or the analogous rule of any other National Exchange), and (ii) any other recovery or forfeiture required by applicable law. The Director agrees to promptly repay or return any such compensation to the extent required thereunder, and acknowledges that no such recovery shall constitute a reduction requiring the Director’s consent under Section VI(i) or Section VIII.

i. Adjustment of Compensation. The compensation set forth in this Section VI may be increased by action of the Board (or the compensation committee thereof) from time to time. Any prospective increase shall be effective as of the date specified in the resolution; provided, however, that no amendment, modification, or revision shall reduce, impair, or eliminate any cash compensation, equity award, equity valuation guarantee, or expense reimbursement without the Director’s express prior written consent. The Company’s indemnification, expense advancement, and insurance obligations under Section VII and Exhibit B may not be reduced or eliminated with respect to the Director’s service.

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VII. Indemnification and Insurance

a. Indemnification Agreement. Concurrently with the execution of this Agreement, the Company shall execute and deliver to the Director an indemnification agreement substantially in the form of Exhibit B attached hereto (the “Indemnification Agreement”).

b. Coverage of Pre-Existing and Pre-Agreement Claims. The Company expressly acknowledges and agrees that the indemnification, expense advancement, and contribution rights afforded to the Director under the Indemnification Agreement and this Agreement shall apply to, and the Director shall be entitled to indemnification with respect to, (i) any and all litigation, claims, actions, suits, investigations, proceedings, alternative dispute resolution mechanisms, hearings, or inquiries, whether civil, criminal, administrative, or investigative, that are pending against the Company or any of its subsidiaries as of the Execution Date (the “Existing Claims”), and (ii) any and all such claims, actions, suits, investigations, proceedings, hearings, or inquiries that are first asserted, filed, threatened, or commenced against the Director on or after the Execution Date but which arise out of, or are based upon, any act, omission, fact, event, occurrence, transaction, or circumstance that took place, existed, or occurred at any time prior to the Execution Date (collectively with the Existing Claims, “Pre-Agreement Matters”), in each case to the fullest extent permitted by Delaware law, without regard to any limitation contained in the Company’s Charter Documents. The Director is being induced to serve on the Board in reliance on the foregoing, and this Section VII(b) is a material inducement to the Director’s entry into this Agreement. For the avoidance of doubt, this Section VII(b) becomes effective on the Execution Date pursuant to Section I(a) and shall apply, survive and remain in full force and effect whether or not the Effective Date ever occurs and notwithstanding any termination of this Agreement pursuant to Section I(a).

c. D&O Insurance. Prior to or contemporaneously with the Execution Date, and at all times thereafter during the term of this Agreement and for a period of not less than seven (7) years following the date the Director ceases to serve as a director of the Company, the Company shall obtain and maintain in full force and effect, at the Company’s sole cost and expense, directors’ and officers’ liability insurance (“D&O Insurance”) covering the Director against claims arising out of her service as a director of the Company. Such D&O Insurance shall (i) be issued by an insurance carrier or carriers rated not less than “A-” (Excellent) by A.M. Best Company (or, if not rated by A.M. Best, a comparable rating reflecting equivalent financial soundness from Standard & Poor’s, Moody’s, or another nationally recognized insurance rating agency), (ii) provide aggregate coverage limits of not less than Five Million U.S. Dollars (US$5,000,000) (the “Target D&O Limit”), (iii) include both “Side A” individual director coverage and “Side B” corporate reimbursement coverage, (iv) cover Pre- Agreement Matters, (v) provide coverage to the Director on terms no less favorable than those provided to any other director or officer of the Company, explicitly covering the entire Board of Directors, including all independent and non- independent directors, (vi) include non-rescindable Side A Difference-in-Conditions (“Side-A DIC”) coverage covering the Director, whether or not the Director is then designated as an independent director, (vii) provide full prior acts coverage, with no retroactive date, prior acts exclusion or similar limitation, and with any “prior and pending litigation” or equivalent date no later than the Execution Date, (viii) contain no exclusion, endorsement, sublimit or other limitation specific to any Existing Claim, Pre-Agreement Matter, restatement of the Company’s financial statements, determination of non-reliance, material weakness in internal control over financial reporting, or any other matter disclosed or required to be disclosed on the Company Disclosure Schedule, in each case without the Director’s prior written consent, (ix) include full severability of the exclusions and of the application, such that no statement, knowledge, representation or conduct of any other insured person shall be imputed to the Director for purposes of determining coverage, and shall be non- rescindable as to the Director, and (x) be primary with respect to the Director and non-contributory with respect to any other insurance, indemnity or advancement available to the Director from any source. If the rating of the Company’s D&O Insurance carrier falls below “A-” at any time, the Company shall use commercially reasonable efforts to replace such coverage with a carrier meeting the foregoing rating within ninety (90) days.

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Policy Delivery; Notice; Preservation of Coverage. The Company shall deliver to the Director (i) a complete copy of each binder for the D&O Insurance within ten (10) days after placement, and a complete copy of each policy, including all endorsements, exclusions, applications, schedules and sublimits, within thirty (30) days after placement and thereafter within thirty (30) days after each renewal, replacement or amendment, and, with respect to any D&O Insurance in force as of the Execution Date, within ten (10) days following the Execution Date; and (ii) written notice, not less than ten (10) days in advance where advance notice is practicable and in all other cases within five (5) business days after the Company obtains knowledge thereof, of any cancellation, non-renewal, rescission or attempted rescission, material reduction, erosion or exhaustion of limits, addition of any exclusion or endorsement, reservation of rights or denial of coverage by any carrier, or downgrade of any carrier below the rating specified in clause (i) of the preceding paragraph. The Company shall promptly notify each carrier of any Proceeding involving or reasonably likely to involve the Director, shall take all steps necessary to preserve coverage for the Director, and shall not, without the Director’s prior written consent, take or omit to take any action that would impair, void, rescind or reduce coverage otherwise available to the Director.

Minimum D&O Limit. The Company shall not obtain or maintain D&O Insurance with aggregate coverage limits of less than Three Million U.S. Dollars (US$3,000,000) (the “Minimum D&O Limit”); the Minimum D&O Limit may not be waived, reduced, or eliminated under any circumstance, including under this paragraph. Upon the Director’s request, the Company shall furnish written confirmation from its insurance broker of the aggregate coverage limits then in force and of whether coverage at the Target D&O Limit was available to the Company on commercially reasonable terms. Nothing in this paragraph limits the Company’s obligations under Section VII(a), Section VII(b), Section VII(d), or the Indemnification Agreement, or waives the Company’s obligation to obtain and maintain D&O Insurance at not less than the Minimum D&O Limit at all times.

Dedicated Side A Limit for Non-Employee Directors. In addition to, and not as part of, the aggregate coverage limits described above, the Company shall obtain and maintain, at its sole cost and expense, a dedicated, non-rescindable Side-A DIC policy with limits of not less than Three Million U.S. Dollars (US$3,000,000) (the “Dedicated Side A Limit”) that is available exclusively to the Company’s non-employee and independent directors, including the Director. The Dedicated Side A Limit shall not be available to the Company or to any officer or employee of the Company; shall not be eroded, exhausted or reduced by any payment to or on behalf of the Company (including any Side B corporate reimbursement or Side C entity securities coverage) or by any payment to or on behalf of any officer or employee of the Company; shall be subject to no retention or deductible payable by the Director; and shall drop down to respond where the underlying D&O Insurance is unavailable, exhausted, rescinded, or where the Company is unable or unwilling for any reason (including insolvency or bankruptcy) to indemnify or advance.

Remedy for Failure to Maintain Required Coverage. The Company’s failure at any time to obtain or maintain D&O Insurance satisfying the requirements of this Section VII(c), including without limitation clauses (i) through (x) of the first paragraph of this Section VII(c), the Minimum D&O Limit and the Dedicated Side A Limit, or to deliver the policies, endorsements and notices required by this Section VII(c), shall constitute a material breach of this Agreement. Upon any such failure, and in addition to all other rights and remedies available to the Director at law, in equity or under this Agreement: (i) the Company shall notify the Director in writing within five (5) business days after the Company obtains knowledge thereof; (ii) the Director may resign from the Board immediately upon written notice, and such resignation shall not constitute a breach of this Agreement nor a resignation triggering proration, forfeiture or repayment under Section II(a), Section VIII or Section IX, and all compensation earned, accrued, granted or vested as of the date of such resignation, including the full Cash Fee and any Committee Chair Premium for the then-current annual period without proration, shall be retained by the Director and, to the extent not yet paid, shall be paid within thirty (30) days; (iii) the Director may, but shall not be obligated to, procure directors’ and officers’ liability insurance covering herself on terms substantially consistent with this Section VII(c), and the Company shall reimburse the Director for the premiums and reasonable costs thereof within thirty (30) days following submission of an invoice, up to Seventy-Five Thousand U.S. Dollars (US$75,000) per annum; and (iv) all indemnification, advancement, contribution and survival rights under this Section VII and Exhibit B shall continue in full force and effect notwithstanding such failure or any resignation resulting from it.

d. Tail Coverage. In the event of a Change in Control (as defined in the Indemnification Agreement) or the Director’s cessation of service for any reason, the Company shall obtain and maintain a seven (7) year prepaid “tail” D&O Insurance policy with substantially the same coverage as the D&O Insurance described in Section VII(c), including the Dedicated Side A Limit, for the benefit of the Director; provided that the run-off period applicable to the dedicated Side-A Difference-in-Conditions coverage described in Section VII(c) shall be ten (10) years rather than seven (7), and such Side-A run-off coverage shall carry its own dedicated limit and shall not share, or be eroded by, the remaining aggregate limit of any expiring policy. Such tail policy shall satisfy the Company’s obligation under Section VII(c) to maintain D&O Insurance following the date the Director ceases to serve. The Company’s obligation under this Section VII(d) is subject to the availability of such coverage on commercially reasonable terms; provided that the Company shall not be required to expend, in the aggregate, more than three hundred percent (300%) of the annual premium for the Company’s D&O Insurance in effect immediately prior to such Change in Control or cessation of service.

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e. Survival. The obligations of the Company under this Section VII (including under the Indemnification Agreement) shall survive the expiration or termination of this Agreement and the cessation of the Director’s service on the Board, and shall be binding on the Company’s successors and assigns.

f. Protection Following Removal, Resignation, or Non-Renewal. Removal, resignation, non-reelection, or non-renewal of the Director shall not impair, limit, terminate, or reduce any compensation rights, vested equity rights, indemnification rights, advancement rights, reimbursement rights, insurance protections, or survival rights arising from or relating to the Director’s service on the Board prior to such event.

g. Retention of Materials; Access to Records and Cooperation. Notwithstanding Section IX(a) or any provision of the Proprietary Information Agreement, the Director may retain, during and at all times after her service on the Board, one

(1) copy of (i) all Board and committee meeting materials, agendas, presentations and minutes furnished to or approved by her, (ii) all written consents and resolutions she signed or was asked to sign, (iii) all documents she received or relied upon in connection with the approval or authorization of any filing with the SEC, and (iv) her own notes, in each case subject to her continuing confidentiality obligations under Exhibit A. During and after her service, and for so long as the Director may be subject to any Proceeding by reason of her Corporate Status, the Company shall, upon reasonable request and at the Company’s sole cost and expense, afford the Director and her counsel reasonable access to the Company’s books, records, files, personnel, advisors and former advisors, and shall reasonably cooperate with the Director, in connection with the defense, prosecution or investigation of any Proceeding or of any inquiry that could reasonably be expected to lead to a Proceeding.

VIII. Term of Agreement and Amendments

This Agreement shall be in effect from the Effective Date and shall continue through the last date of the Director’s then- current term as a member of the Board — that is, until the Company’s next annual meeting of stockholders and until a successor is duly elected and qualified — or until the Director’s earlier removal, resignation, non-reelection, death, or disability. This Agreement shall be automatically renewed for a successive one-year term on the date of the Director’s reelection as a member of the Board, on the same terms and conditions, unless the Board determines not to renew this Agreement. Nothing in this Agreement shall confer upon the Director any right to continued service on the Board for any fixed period, and the Director’s service remains at all times subject to the right of the stockholders to remove the Director, in accordance with Section 141(k) of the DGCL and the Company’s Charter Documents.

Any amendment to this Agreement must be approved by the Board and agreed to in writing by the Director; provided, however, that no amendment, modification, or revision shall reduce, impair, or eliminate any cash compensation, equity award, equity valuation guarantee, or expense reimbursement without the Director’s express prior written consent. The provisions of Section VII and Exhibit B (indemnification and insurance), Section V-A (Company representations), Section II(b) (briefing and minutes), and any compensation earned, accrued, granted, or vested as of the date the Director’s service ends, shall survive the expiration or termination of this Agreement and the cessation of the Director’s service on the Board.

IX. Termination

a. This Agreement shall automatically terminate upon the death of the Director or upon her resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement, the Director’s obligations to return or destroy Company materials shall be governed by the Proprietary Information Agreement, subject in all cases to the Director’s retention and access rights under Section VII(g), and the Company shall be entitled to injunctive relief to enforce such obligations.

b. The Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XVI hereof.

FDCTech, Inc. — Board of Directors Agreement — Page 8 of 18

X. Limitation of Liability and Force Majeure

a. Except as provided in Section VII and the Indemnification Agreement, which shall in all cases control, the Company shall not be liable to the Director for consequential damages asserted against the Director by a third party to the extent such damages arise from a statement made by the Director regarding the Company that differs materially from information the Company furnished to the Director in writing.

b. Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party. For the avoidance of doubt, this Section X(b) shall not excuse or delay the Company’s obligations under Section V-A, Section VII or Exhibit B.

XI. Confidentiality and Use of Director Information

a. The Director agrees to sign and abide by the Company’s Director Proprietary Information Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

b. The Director explicitly consents to the Company holding and processing both electronically and manually the information that she provides to the Company or the data that the Company collects which relates to the Director for administration, management and compliance purposes, including but not limited to disclosure in proxy statements, annual reports or other securities filings.

XII. Resolution of Dispute

Any dispute regarding this Agreement shall be determined in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for any action arising out of or relating to this Agreement, waives any objection to venue in such courts and any claim that such forum is inconvenient, and agrees that service of process may be made in the manner provided for notices under Section XV. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

XIII. Entire Agreement

This Agreement (including the Schedules hereto and agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements and may not be modified except in accordance with Section VIII.

XIV. Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other; provided that the Company’s obligations under Section VII and Exhibit B shall be binding upon any successor to all or substantially all of the Company’s business or assets, whether by merger, consolidation, purchase or otherwise, and the Company shall require any such successor to assume such obligations expressly in writing.

XV. Notices

Any and all notices required hereunder shall be in writing and delivered via registered mail or electronic mail to the addresses provided on the signature page.

XVI. Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party shall be released from any liability or obligation which has accrued prior to termination, including indemnification, expense advancement, and insurance obligations.

XVII. Attorneys’ Fees

If any legal action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its actual attorneys’ fees and costs.

FDCTech, Inc. — Board of Directors Agreement — Page 9 of 18

XVIII. Severability

If any provision is determined to be invalid, the remainder of this Agreement shall remain in full force and effect.

XIX. Counterparts

This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Board of Directors Agreement as of the Execution Date set forth below. The Execution Date set forth below is the Execution Date for all purposes of this Agreement and of Exhibits A and B and Schedules 1 and 2 hereto, notwithstanding any different date that may appear on any signature line below or in any exhibit or schedule.

EXECUTION DATE:

September 18, 2026

FDCTECH, INC.

By:	/s/ Mitchell M. Eaglstein
Mitchell M. Eaglstein
Chief Executive Officer and Director
Date:	September 18, 2026

Notice Address:

FDCTech, Inc.

200 Spectrum Center Drive, Suite 300

Irvine, California 92618

Email: mitch@fdctech.com

DIRECTOR

/s/ Dena Lauren Decker
Dena Lauren Decker

Date: September 18, 2026

Notice Address:

Email: Dfaibish@gmail.com

FDCTech, Inc. — Board of Directors Agreement — Page 10 of 18

EXHIBIT A: DIRECTOR PROPRIETARY INFORMATION AGREEMENT

THIS DIRECTOR PROPRIETARY INFORMATION AGREEMENT (the “Agreement”) is made effective as of the Execution Date (as defined in the Director Agreement), by and between FDCTECH, INC., a Delaware corporation (the “Company”), and Dena Lauren Decker (the “Director”).

WHEREAS, the Director has agreed to serve on the Board of Directors of the Company (the “Board”) pursuant to that certain Board of Directors Agreement between the Company and Director (the “Director Agreement”); and WHEREAS, the parties desire to assure the confidential status of the information which the Company may disclose to the Director in connection with the Director serving on the Board;

NOW THEREFORE, the parties agree as follows:

1. Subject to Section 2, all non-public information disclosed by the Company to the Director shall be deemed “Proprietary Information.”

2. Proprietary Information does not include information that (a) is or becomes publicly available through no breach of this Agreement, (b) was already known to the Director without obligation of confidentiality prior to disclosure by the Company, as shown by the Director’s contemporaneous written records, (c) is received from a third party without restriction and without breach of any obligation of confidentiality, (d) is independently developed by the Director without use of or reference to any Proprietary Information, or (e) is approved for release by the Company in writing.

3. The Director shall maintain Proprietary Information in trust and confidence and use it solely to perform Board duties, provided that the Director may also use and disclose Proprietary Information as permitted by Sections 12 and 13 below.

4. Information shall not be reproduced except as required to perform Board duties or as permitted by Sections 6, 12 and 13 below.

5. The Director shall use at least reasonable care to protect Proprietary Information.

6. All Proprietary Information remains Company property and shall be returned or destroyed upon request or termination of service; provided, however, that the Director may retain one (1) copy of the materials described in Section VII(g) of the Director Agreement, together with any copies required to be retained by applicable law, regulation or the Director’s bona fide document retention or litigation hold obligations, and any copies retained on routine electronic backup systems, in each case subject to the Director’s continuing confidentiality obligations under this Agreement.

7. Disclosures required by legal process or order are permitted provided prompt notice is given to the Company where feasible.

8. The Director’s confidentiality obligations shall survive termination of service indefinitely with respect to trade secrets and material non-public information concerning the Company, and for five (5) years following termination of service with respect to all other Proprietary Information.

9. Governed by Delaware law.

10. Entire agreement regarding proprietary information.

11. Injunctive relief available for actual or threatened breach.

12. Protected Disclosures. Nothing in this Agreement, the Director Agreement, or any other agreement or policy of the Company shall prohibit or restrict the Director from (a) initiating communications directly with, responding to an inquiry from, providing testimony or documents before, or otherwise reporting possible violations of law or regulation to the SEC, the U.S. Department of Justice, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, local or foreign governmental or regulatory authority, in each case without notice to or approval of the Company; (b) making any other disclosure protected under the whistleblower provisions of federal, state or foreign law or regulation, including Section 21F of the Exchange Act and Rule 21F-17 thereunder and the Sarbanes-Oxley Act of 2002; or (c) receiving and retaining any award or monetary recovery for information provided to any such authority. The Director does not need the Company’s prior authorization to make any such disclosure and is not required to notify the Company that she has done so.

FDCTech, Inc. — Board of Directors Agreement — Page 11 of 18

13. Permitted Disclosures to Advisors and in Proceedings. The Director may disclose Proprietary Information to her own legal, tax, accounting and insurance advisors who are bound by professional or contractual obligations of confidentiality, and to any court, arbitrator or tribunal to the extent reasonably necessary to establish, defend or enforce the Director’s rights under the Director Agreement or the Indemnification Agreement, or in connection with the defense of any Proceeding (as defined in the Indemnification Agreement), subject to the Director seeking confidential treatment or a protective order where reasonably practicable.

IN WITNESS WHEREOF, the parties have executed this Director Proprietary Information Agreement as of the Execution Date, which is the date set forth as the Execution Date on the signature page of the Director Agreement notwithstanding any different date that may appear on any signature line below.

FDCTECH, INC.

By:	/s/ Mitchell M. Eaglstein
Mitchell M. Eaglstein
Chief Executive Officer and Director
Date:	September 18, 2026

DIRECTOR

/s/ Dena Lauren Decker
Dena Lauren Decker
Date: September 18, 2026

FDCTech, Inc. — Board of Directors Agreement — Page 12 of 18

EXHIBIT B: INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made effective as of the Execution Date (as defined in the Director Agreement), by and between FDCTECH, INC., a Delaware corporation (the “Company”), and Dena Lauren Decker (“Indemnitee”).

RECITALS

The Company desires to attract and retain highly qualified individuals such as Indemnitee and wishes to provide for full indemnification and advancement of expenses to the maximum extent permitted by law, including with respect to Pre- Agreement Matters and Existing Claims.

TERMS & CONDITIONS

1. Definitions. For purposes of this Agreement:

(a) “Change in Control” means (i) any person or group becoming the beneficial owner of securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding voting securities; (ii) a merger, consolidation or similar transaction following which the holders of the Company’s voting securities immediately prior thereto hold less than fifty percent (50%) of the voting power of the surviving or resulting entity; (iii) the sale, lease or other disposition of all or substantially all of the Company’s assets; or (iv) individuals who, as of the date hereof, constitute the Board (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors as of the date hereof or whose election or nomination was so approved) ceasing to constitute a majority of the Board.

(b) “Corporate Status” means Indemnitee’s status as a present or former director of the Company, or as a director, officer, trustee, manager, employee, agent or fiduciary of any other entity at the request of the Company.

(c) “DGCL” means the General Corporation Law of the State of Delaware.

(d) “Enterprise” means the Company and any other entity for which Indemnitee is or was serving in a Corporate Status.

(e) “Existing Claims” and “Pre-Agreement Matters” have the meanings given to those terms in Section VII(b) of the Director Agreement, each determined by reference to the Execution Date.

(f) “Expenses” means all reasonable attorneys’ and other professional fees, retainers, court costs, transcript costs, fees and expenses of experts, witness fees, travel expenses, duplicating, printing, delivery and electronic discovery costs, premiums for appeal or supersedeas bonds, and all other disbursements or expenses actually and reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, participating in, settling, appealing, or otherwise responding to a Proceeding, including any proceeding to establish or enforce a right to indemnification, advancement or contribution under this Agreement. “Expenses” does not include judgments, fines, penalties or amounts paid in settlement.

(g) “Independent Counsel” means a law firm or member of a law firm experienced in matters of Delaware corporate law that has not, within the preceding five (5) years, represented the Company or Indemnitee in any material matter, and that is not, under applicable standards of professional conduct, precluded from representing either party in an action to determine Indemnitee’s rights under this Agreement.

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternative dispute resolution proceeding, inquiry, hearing, investigation or other proceeding, whether civil, criminal, administrative, regulatory, legislative or investigative, and whether formal or informal, and whether brought by or in the right of the Company or otherwise, in which Indemnitee is, was or may become involved by reason of Indemnitee’s Corporate Status.

2. Indemnification — General. The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by the DGCL, without regard to any limitation contained in the Company’s Charter Documents, against all Expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any Proceeding, including all Existing Claims and Pre-Agreement Matters. This Agreement shall be interpreted to provide indemnification to the maximum extent permitted by law, including any amendment to Delaware law that expands such rights after the date hereof.

FDCTech, Inc. — Board of Directors Agreement — Page 13 of 18

3. Proceedings By or In the Right of the Company. In any Proceeding brought by or in the right of the Company, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred, except that no indemnification shall be made in respect of any claim as to which Indemnitee shall have been adjudged liable to the Company by a court of competent jurisdiction in a final, non-appealable judgment, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought determines that Indemnitee is fairly and reasonably entitled to indemnification.

4. Indemnification of a Party Who Is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent Indemnitee is successful, on the merits or otherwise, in defense of any Proceeding or of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses incurred in connection therewith. Resolution of a claim, issue or matter by dismissal, with or without prejudice, or without any payment by Indemnitee, shall be deemed success.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification for some or a portion of Expenses, judgments, fines, penalties or amounts paid in settlement but not for the total amount thereof, the Company shall indemnify Indemnitee for the portion to which Indemnitee is entitled.

6. Indemnification for Expenses of a Witness. To the extent Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in or asked to provide information or testimony in any Proceeding to which Indemnitee is not a party, the Company shall indemnify Indemnitee against all Expenses incurred in connection therewith.

7. Advancement of Expenses; Undertaking. The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within fifteen (15) days after receipt of a written request, which request may be submitted from time to time and need include only such documentation as is reasonably available to Indemnitee and is not subject to attorney-client privilege or the attorney work-product doctrine. Advances shall be unsecured, interest- free, and made without regard to Indemnitee’s ability to repay or to Indemnitee’s ultimate entitlement to indemnification. As required by Section 145(e) of the DGCL, Indemnitee hereby undertakes to repay any amounts advanced to the extent it is ultimately determined by final judicial decision, from which there is no further right of appeal, that Indemnitee is not entitled to be indemnified for such Expenses. No other form or amount of security or undertaking shall be required. Indemnitee’s right to advancement is not subject to the satisfaction of any standard of conduct and is a contract right.

8. Notification and Defense of Claim. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding, but the omission to so notify shall not relieve the Company of any obligation hereunder except to the extent the Company is materially prejudiced thereby. The Company shall be entitled to participate in the defense at its own expense and, with Indemnitee’s written consent, to assume the defense with counsel reasonably satisfactory to Indemnitee; provided that Indemnitee shall be entitled to separate counsel at the Company’s expense if Indemnitee reasonably concludes that there is an actual or potential conflict of interest between the Company and Indemnitee, or that the Company has failed diligently to defend.

9. Settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty, limitation or admission of wrongdoing on Indemnitee, or that does not include an unconditional release of Indemnitee, without Indemnitee’s prior written consent. Indemnitee shall not settle any Proceeding without the Company’s prior written consent. Neither party shall unreasonably withhold, condition or delay its consent.

10. Procedure for Determination of Entitlement. Upon written request for indemnification, a determination of Indemnitee’s entitlement (if required by applicable law) shall be made: (a) if a Change in Control has occurred, by Independent Counsel in a written opinion to the Board, unless Indemnitee requests that the determination be made by the Board; or (b) if no Change in Control has occurred, at Indemnitee’s election, by (i) a majority vote of the disinterested directors, even though less than a quorum, (ii) a committee of disinterested directors designated by a majority vote of such directors, (iii) Independent Counsel, or (iv) the stockholders. Such determination shall be made within thirty (30) days after receipt of Indemnitee’s request, and payment shall be made within ten (10) days thereafter. If the determination is not made within thirty (30) days, entitlement shall be deemed established, absent a knowing and material misstatement by Indemnitee.

FDCTech, Inc. — Board of Directors Agreement — Page 14 of 18

11. Presumptions and Effect of Certain Proceedings. In making any determination under Section 10, Indemnitee shall be presumed to be entitled to indemnification, and the Company shall bear the burden of proof to overcome that presumption by clear and convincing evidence. Neither the failure of any person to have made a determination that indemnification is proper, nor an actual determination that Indemnitee has not met the applicable standard of conduct, shall be a defense to Indemnitee’s action to enforce this Agreement or create a presumption that Indemnitee has not met the applicable standard. The termination of any Proceeding by judgment, order, settlement, conviction, plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee relied on the Company’s books and records, information supplied by the Company’s officers or employees, or the advice of legal counsel or other professional advisers selected with reasonable care by or on behalf of the Company.

12. Remedies of Indemnitee. In the event of any determination adverse to Indemnitee, or any failure to make a determination or payment within the periods specified in Section 10, Indemnitee may commence a proceeding in the Court of Chancery of the State of Delaware to enforce this Agreement, which shall be conducted de novo and without any presumption arising from the adverse determination. The Company shall indemnify Indemnitee against, and advance, all Expenses incurred in any such enforcement proceeding, regardless of outcome, unless the court determines that each of Indemnitee’s material claims was frivolous or made in bad faith.

13. Contribution. To the fullest extent permitted by law, if Indemnitee’s right to indemnification or advancement under this Agreement is for any reason held unenforceable in whole or in part, including by reason of any public policy limitation on the indemnification of liabilities arising under the federal securities laws, the Company shall contribute to the amount of Expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in such proportion as is appropriate to reflect (a) the relative benefits received by the Company and Indemnitee from the transaction or matter giving rise to the Proceeding, and (b) the relative fault of the Company (and its other directors, officers, employees and agents) and Indemnitee in connection therewith. The Company shall not be entitled to contribution or indemnity from Indemnitee, and Indemnitee shall not be deemed to have any greater relative fault by reason of Corporate Status alone.

14. Non-Exclusivity; Subrogation; No Duplication. The rights under this Agreement are in addition to any rights Indemnitee may have under the Charter Documents, the DGCL, any policy of insurance, or otherwise. In the event of any payment under this Agreement, the Company shall be subrogated to Indemnitee’s rights of recovery against third parties (other than under any D&O Insurance policy or other indemnitor of Indemnitee), and Indemnitee shall execute such documents as are reasonably necessary to secure such rights. The Company shall not be liable to make any payment to the extent Indemnitee has otherwise actually received payment for the same Expenses or amounts. The Company’s obligations under this Agreement are primary, and Indemnitee shall not be required to seek or exhaust any other source of indemnification, advancement, insurance or recovery before asserting rights hereunder.

15. D&O Insurance. Prior to or contemporaneously with the Execution Date, and thereafter as required by Section VII(c) of the Director Agreement, the Company shall obtain and maintain D&O Insurance with aggregate coverage limits targeted at not less than $5,000,000 (the “Target D&O Limit”), subject to the Minimum D&O Limit of $3,000,000, and the Dedicated Side A Limit of $3,000,000 available exclusively to non-employee and independent directors, in each case as set forth in Section VII(c) of the Director Agreement, including non- rescindable Side-A DIC coverage covering Indemnitee, full prior acts coverage with any “prior and pending litigation” or equivalent date no later than the Execution Date, full severability of exclusions and of the application, and covering Pre- Agreement Matters and Existing Claims. The policy delivery, notice, consent, coverage-preservation and remedy provisions of Section VII(c) of the Director Agreement are incorporated herein by reference and inure to the benefit of Indemnitee. In the event of any conflict or inconsistency between this Section 15 and Section VII(c) of the Director Agreement, the provision more protective of Indemnitee shall control. Upon any Change in Control or cessation of service, the Company shall obtain a prepaid “tail” policy in accordance with, and subject to the premium cap set forth in, Section VII(d) of the Director Agreement. Indemnitee shall be named as an insured in such manner as to provide Indemnitee coverage no less favorable than that provided to any other director of the Company.

FDCTech, Inc. — Board of Directors Agreement — Page 15 of 18

16. Exceptions. Notwithstanding any other provision, the Company shall not be obligated to indemnify Indemnitee: (a) for disgorgement of profits under Section 16(b) of the Exchange Act or under Section 304 of the Sarbanes-Oxley Act of 2002; (b) for the reimbursement to the Company of any compensation required to be repaid under Section 954 of the Dodd-Frank Act, Rule 10D-1 under the Exchange Act, the listing rules of any National Exchange, or the Company’s clawback policy; (c) for any Proceeding initiated voluntarily by Indemnitee, other than a Proceeding to enforce rights under this Agreement or as otherwise authorized by the Board; (d) to the extent a court determines by final, non-appealable judgment that Indemnitee’s conduct constituted fraud, a knowing violation of law, or a receipt of an improper personal benefit; or (e) where indemnification is prohibited by applicable law. For the avoidance of doubt, none of the foregoing exceptions limits the Company’s obligations under Section 7 (advancement) or Section 13 (contribution) of this Agreement.

17. Period of Limitations. No action or proceeding by the Company or any of its subsidiaries against Indemnitee, or Indemnitee’s spouse, heirs, executors, administrators, personal or legal representatives, or assigns, shall be brought after the expiration of two (2) years from the date of accrual of the cause of action, and any claim not brought within such period shall be extinguished and deemed released; provided that if applicable law prohibits such a shortened period, the shortest period permitted by law shall apply.

18. Duration; Successors; Amendment; Severability. This Agreement shall continue for so long as Indemnitee may be subject to any Proceeding by reason of Corporate Status, and shall be binding upon the Company’s successors and assigns, including any acquiror of all or substantially all of the Company’s business or assets. No amendment, modification or waiver shall be effective unless in a writing signed by both parties. No amendment to the Charter Documents or the DGCL shall reduce Indemnitee’s rights hereunder with respect to any act or omission occurring prior to such amendment. If any provision is held invalid, the remainder shall be enforced to the fullest extent permitted, and the invalid provision shall be construed to give maximum effect to the parties’ intent.

19. Notices; Counterparts. Notices shall be given in the manner provided in Section XV of the Director Agreement. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original.

20. Governing Law; Forum; Jury Waiver. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for any action arising out of or relating to this Agreement and waives any objection to venue therein. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION.

IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the Execution Date, which is the date set forth as the Execution Date on the signature page of the Director Agreement notwithstanding any different date that may appear on any signature line below.

FDCTECH, INC.

By:	/s/ Mitchell M. Eaglstein
Mitchell M. Eaglstein
Chief Executive Officer and Director
Date:	September 18, 2026

Notice Address:

FDCTech, Inc.

200 Spectrum Center Drive, Suite 300, Irvine, California 92618

Email: mitch@fdctech.com

DIRECTOR

/s/ Dena Lauren Decker
Date:	September 18, 2026

Notice Address:

Email: Dfaibish@gmail.com

FDCTech, Inc. — Board of Directors Agreement — Page 16 of 18

SCHEDULE 1: COMPANY DISCLOSURE SCHEDULE

[To be completed and delivered by the Company within thirty (30) days following the Execution Date pursuant to Section V-A(a), and certified by the Chief Executive Officer and Chief Financial Officer. Delivery of a complete Company Disclosure Schedule is a condition to the commencement of the Initial Review Period under Section II(a). The certification below is to be executed by both the Chief Executive Officer and the Chief Financial Officer at the time the completed Company Disclosure Schedule is delivered pursuant to Section V-A(a), and not upon execution of the Director Agreement.]

Part 1 — Existing Claims and other pending or threatened litigation, arbitration, claims and proceedings (including all proceedings disclosed under Item 103 of Regulation S-K in the Company’s most recent periodic reports):

Part 2 — Governmental, regulatory and self-regulatory investigations, subpoenas, information requests, comment letters, examinations, administrative penalties and inquiries:

Part 3 — Restatements and Item 4.02 non-reliance determinations:

Part 4 — Material weaknesses and significant deficiencies in internal control over financial reporting, and remediation status:

Part 5 — Changes in independent registered public accounting firm during the preceding three (3) years and any accounting or auditing disagreements:

Part 6 — Related party transactions, balances, loans and guarantees:

Part 7 — Outstanding judgments, consent decrees, settlements, administrative penalties and regulatory undertakings: Part 8 — Item 401(f) of Regulation S-K events with respect to present directors and executive officers:

CERTIFICATION. Each of the undersigned certifies, solely in such officer’s capacity as an officer of the Company and not in any individual capacity, that to such officer’s knowledge, after reasonable inquiry, the foregoing Company Disclosure Schedule is true, complete and correct in all material respects as of the date hereof and does not omit any matter that is required to be disclosed thereon and that is material to the Company and its subsidiaries taken as a whole, provided that the foregoing materiality qualification shall not apply to Parts 1, 2, 3, 4, 5 and 8 of this Schedule, which are certified without regard to whether the matters listed thereon are material to the Company and its subsidiaries taken as a whole. With respect to any subsidiary that is not wholly owned by the Company, this certification is given to the knowledge of the undersigned based on information made available to the Company by such subsidiary. The Company shall request from each such subsidiary the information required to complete this Schedule and shall promptly notify the Director in writing if any such subsidiary declines or fails to provide such information. This certification is made for the benefit of the Director pursuant to Section V-A(a) of the Director Agreement, and no personal liability shall attach to either of the undersigned by reason of this certification.

By:
Chief Executive Officer
Date:	September 18, 2026

By:
Chief Financial Officer
Date:	September 18, 2026

FDCTech, Inc. — Board of Directors Agreement — Page 17 of 18

SCHEDULE 2: DIRECTOR’S EXISTING POSITIONS

Pursuant to Section V(b)(ii), the following positions held by the Director as of the Execution Date are disclosed to the Board in writing prior to the Execution Date and are expressly permitted to continue. [Director to complete prior to execution. List each entity, the position held, and the approximate commencement date. If none, state “None.”]

1.	Entity: __________________	Position:__________________	Since:___________________
2.	Entity: __________________	Position:__________________	Since:___________________
3.	Entity: __________________	Position:__________________	Since:___________________
4.	Entity: __________________	Position:__________________	Since:___________________

/s/ Dena Lauren Decker
Director:	Dena Lauren Decker
Date:	September 18, 2026

FDCTech, Inc. — Board of Directors Agreement — Page 18 of 18